Exhibit 99.2
Matador Resources Company
Unaudited Pro Forma Condensed Combined Financial Information

On January 24, 2023, MRC Hat Mesa, LLC (“Purchaser”), a wholly-owned subsidiary of Matador Resources Company (“Matador” or the “Company”), and, solely for the purposes of guaranteeing the obligations of Purchaser, MRC Energy Company (“MRC Energy”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with AEP EnCap HoldCo, LLC (“AEP EnCap”), Ameradvance Management LLC (“ManagementCo” and, together with AEP EnCap, each a “Seller” and collectively, the “Sellers”) and Advance Energy Partners Holdings, LLC (“Advance”), pursuant to which, among other things, Sellers agreed to sell to Purchaser, and Purchaser agreed to purchase from Sellers, all of the issued and outstanding membership interests of Advance, which owned interests in certain oil and natural gas producing properties and undeveloped acreage located primarily in Lea County, New Mexico and Ward County, Texas (the “Advance Acquisition”), for an aggregate purchase price consisting of (i) an amount in cash equal to $1.60 billion (subject to certain customary adjustments, including for working capital and for title defects and environmental defects) (the “Cash Consideration”) and (ii) for each calendar month during calendar year 2023 in which the average of the daily settlement price for the West Texas Intermediate (WTI) light sweet crude oil prompt month futures contract for such calendar month exceeds $85.00 per barrel, a payment equal to $7.5 million (all such payments for the 12 calendar months in 2023, the “Contingent Consideration”).

On April 12, 2023, Matador consummated the Advance Acquisition pursuant to the Purchase Agreement with an effective date of January 1, 2023, including payment of the Cash Consideration (which amount is subject to certain customary post-closing adjustments). Based on estimates as of April 12, 2023, including an approximate fair value of the Contingent Consideration of $21.2 million, the estimated total fair value of consideration to be paid to the Sellers is approximately $1.62 billion.

The Cash Consideration was funded by cash on hand and by amending the Company’s existing credit facility to increase the elected commitment under the credit facility from $775.0 million to $1.25 billion. The borrowing base under the credit facility remained unchanged at $2.25 billion.

The Advance Acquisition will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. Matador has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date of April 12, 2023, which is based on Matador’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. A final determination of the fair value of the assets and liabilities acquired in the Advance Acquisition will be based on an analysis of Advance’s actual assets and liabilities as of the closing date. Such analysis has not been completed at this time. As a result, the unaudited pro forma purchase price adjustments related to the Advance Acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial statements (the “pro forma financial statements”). Costs directly related to the Advance Acquisition are expensed in the period in which they are incurred. The pro forma financial statements presented herein have been prepared to reflect the transaction accounting adjustments to Matador’s historical condensed consolidated financial information in order to account for the Advance Acquisition, the assumption of assets and liabilities acquired in the Advance Acquisition and the additional debt incurred to fund the Advance Acquisition.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022 gives effect to the Advance Acquisition and the related financing as if each had been completed on December 31, 2022. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 give effect to the Advance Acquisition and the related financing as if each had been completed on January 1, 2022. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

The pro forma financial statements and related notes have been prepared by management in accordance with Article 11 of Regulation S-X, are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Matador would have been had the Advance Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or

Unaudited Pro Forma Condensed Combined Financial Information
consolidated financial position. Future results may vary significantly from the results reflected because of various factors. The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition.

The pro forma financial statements and related notes do not reflect the benefits of projected synergies, potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Advance Acquisition and, accordingly, do not attempt to predict or suggest future results. Management cannot identify the timing, nature and amount of such savings, costs or other factors, any of which could affect the future consolidated results of operations or consolidated financial position of the Company.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•The audited consolidated financial statements and accompanying notes of Matador contained in Matador’s Annual Report on Form 10-K for the year ended December 31, 2022; and

•The audited consolidated financial statements and related notes of Advance for the year ended December 31, 2022, which are filed as Exhibit 99.1 to the Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Financial Information
Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED BALANCE SHEET - UNAUDITED

(In thousands)	Historical		Transaction Accounting Adjustments
	Matador	Advance	Conforming and Reclassifications (e)	Advance Acquisition		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$505,179	$7,479	$—	$(439,028)	(d)	$73,630
Restricted cash	42,151	—	—	—		42,151
Accounts receivable	—	51,321	(51,321)	—		—
Oil and natural gas revenues	224,860	—	49,793	(1,732)	(f)	272,921
Joint interest billings	180,947	—	1,213	(2,761)	(f)	179,399
Other	48,011	—	315	—		48,326
Derivative instruments	3,930	11,170	—	(11,170)	(a)	3,930
Lease and well equipment inventory	15,184	32,924	—	(20,903)	(a)	27,205
Prepaid expenses and other current assets	51,570	7,615	—	1,789	(h)	58,656
				(2,318)	(f)
Total current assets	1,071,832	110,509	—	(476,123)		706,218
Property and equipment, at cost
Oil and natural gas properties, successful efforts method, net	—	1,468,880	—	(1,468,880)	(b)	—
Oil and natural gas properties, full-cost method
Evaluated	6,862,455	—	—	1,347,087	(c)	8,209,542
Unproved and unevaluated	977,502	—	—	215,454	(c)	1,192,956
Midstream properties	1,057,668	—	—	63,644	(c)	1,121,312
Other property and equipment	32,847	24	—	(24)	(b)	32,847
Less accumulated depletion, depreciation and amortization	(4,512,275)	—	—	—		(4,512,275)
Net property and equipment	4,418,197	1,468,904	—	157,281		6,044,382
Other assets
Derivative instruments	—	12,925	—	(12,925)	(a)	—
Lease assets	—	1,196	(1,196)	—		—
Other long-term assets	64,476	2,649	1,196	(2,649)	(a)	72,528
				6,856	(h)
Total other assets	64,476	16,770	—	(8,718)		72,528
Total assets	$5,554,505	$1,596,183	$—	$(327,560)		$6,823,128

Unaudited Pro Forma Condensed Combined Financial Information

Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED BALANCE SHEET - UNAUDITED (Continued)

(In thousands)	Historical		Transaction Accounting Adjustments
	Matador	Advance	Conforming and Reclassifications (e)	Advance Acquisition		Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$58,848	$69,932	$—	$(2,761)	(f)	$126,019
Accrued liabilities	261,310	—	9,158	(4,631)	(a)	266,687
				850	(i)
Accrued capital expenditures	—	3,899	(3,899)	—		—
Accrued and other liabilities	—	6,191	(6,191)	—		—
Current portion of asset retirement obligations	—	219	(219)	—		—
Current portion of lease liabilities	—	447	(447)	—		—
Royalties payable	117,698	7,913	—	(1,732)	(f)	123,879
Amounts due to affiliates	32,803	—	—	—		32,803
Derivative instruments	—	32,271	—	(32,271)	(a)	—
Advances from joint interest owners	52,357	—	1,151	(2,318)	(f)	51,190
Other current liabilities	52,857	—	447	21,151	(g)	74,455
Total current liabilities	575,873	120,872	—	(21,712)		675,033
Long-term liabilities
Long term debt	—	460,000	—	(460,000)	(a)	—
Borrowings under Credit Agreement	—	—	—	1,150,000	(d)	1,150,000
Borrowings under San Mateo Credit Facility	465,000	—	—	—		465,000
Senior unsecured notes payable	695,245	—	—	—		695,245
Asset retirement obligations	52,985	15,289	—	(6,509)	(c)	61,765
Deferred income taxes	428,351	—	—	—		428,351
Derivative instruments	—	17,081	—	(17,081)	(a)	—
Lease liabilities	—	771	(771)	—		—
Deferred income	—	2,117	(2,117)	—		—
Other long-term liabilities	19,960	—	2,888	—		22,848
Total long-term liabilities	1,661,541	495,258	—	666,410		2,823,209
Shareholders’ equity
Common stock	1,190	—	—	—		1,190
Additional paid-in capital	2,101,999	—	—	8,645	(h)	2,110,644
Retained earnings	1,007,642	—	—	(850)	(i)	1,006,792
Treasury stock	(34)	—	—	—		(34)
Members’ capital	—	980,053	—	(980,053)	(a)	—
Total Matador Resources Company shareholders’ equity	3,110,797	980,053	—	(972,258)		3,118,592
Non-controlling interest in subsidiaries	206,294	—	—	—		206,294
Total shareholders’ equity	3,317,091	980,053	—	(972,258)		3,324,886
Total liabilities and shareholders’ equity	$5,554,505	$1,596,183	$—	$(327,560)		$6,823,128

Unaudited Pro Forma Condensed Combined Financial Information
Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Historical		Transaction Accounting Adjustments
	Matador	Advance	Conforming and Reclassifications		Advance Acquisition		Pro Forma Combined
Revenues
Oil and natural gas	$2,905,738	$—	$760,741	(a)	$—		$3,666,479
Oil and condensate	—	637,946	(637,946)	(a)	—		—
Gas	—	71,379	(71,379)	(a)	—		—
Plant products	—	51,416	(51,416)	(a)	—		—
Third-party midstream services	90,606	—	—		—		90,606
Sales of purchased natural gas	200,355	—	—		—		200,355
Realized loss on derivatives	(157,483)	—	—		—		(157,483)
Unrealized gain on derivatives	18,809	—	—		—		18,809
Total revenues	3,058,025	760,741	—		—		3,818,766
Expenses
Production taxes, transportation and processing	282,193	—	76,436	(b)	—		358,629
Production	—	153,160	(153,160)	(b)	—		—
Exploration	—	92	—		(92)	(d)	—
Lease operating	157,105	—	76,724	(b)	—		233,829
Plant and other midstream services operating	95,522	—	—		—		95,522
Purchased natural gas	178,937	—	—		—		178,937
Depletion, depreciation and amortization	466,348	120,491	—		47,744	(h)	634,583
Accretion of asset retirement obligations	2,421	572	—		(204)	(h)	2,789
General and administrative	116,229	15,384	—		850	(g)	132,463
Impairment of inventory	—	5,308	—		(5,308)	(i)	—
Loss on disposal of oil and gas properties	—	92	(92)	(b)	—		—
Total expenses	1,298,755	295,099	(92)		42,990		1,636,752
Operating income	1,759,270	465,642	92		(42,990)		2,182,014
Other income (expense)
Change in unrealized gain on derivative contracts, net	—	38,554	—		(38,554)	(i)	—
Realized loss on commodity derivative contracts, net	—	(119,575)	—		119,575	(i)	—
Net loss on impairment	(1,311)	—	(92)	(b)	—		(1,403)
Interest expense	(67,164)	(21,239)	—		21,239	(c)	(115,499)
					(46,546)	(e)
					(1,789)	(f)
Other income (expense)	(5,121)	264	—		—		(4,857)
Total other expense	(73,596)	(101,996)	(92)		53,925		(121,759)
Income before income taxes	1,685,674	363,646	—		10,935		2,060,255
Total income tax provision	399,357	—	—		92,709	(j)	492,066
Net income	1,286,317	363,646	—		(81,774)		1,568,189
Net income attributable to non-controlling interest in subsidiaries	(72,111)	—	—		—		(72,111)
Net income attributable to Matador Resources Company shareholders	$1,214,206	$363,646	$—		$(81,774)		$1,496,078
Earnings per common share
Basic	$10.28	$—	$—		$—		$12.67
Diluted	$10.11	$—	$—		$—		$12.45
Weighted average common shares outstanding
Basic	118,122	—	—		—		118,122
Diluted	120,131	—	—		—		120,131

Unaudited Pro Forma Condensed Combined Financial Information
1.    Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared based on the audited historical consolidated financial statements of Matador and the audited historical consolidated financial statements of Advance, in each case, as of and for the year ended December 31, 2022. The Advance Acquisition has been accounted for as a business combination in accordance with ASC 805. The fair value of the consideration paid by Matador and allocation of that amount to the underlying assets acquired and liabilities assumed will be recorded by Matador as of the date of the closing of the Advance Acquisition. Costs directly related to the Advance Acquisition are expensed as incurred.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 were prepared assuming the Advance Acquisition occurred on January 1, 2022. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022 was prepared as if the Advance Acquisition occurred on December 31, 2022.

The unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Matador would have been had the Advance Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. If the Advance Acquisition, the related financing and the other transactions contemplated by the Purchase Agreement had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should not be relied upon as an indication of operating results that the Company would have achieved if the Advance Acquisition, the related financing and the other transactions contemplated by the Purchase Agreement had taken place on the dates noted above. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the consummation of the Advance Acquisition and the other transactions contemplated by the Purchase Agreement. The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition.

2.    Consideration and Purchase Price Allocation
The preliminary allocation of the total purchase price in the Advance Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of April 12, 2023, the closing date of the transaction, using the latest available information. Due to the unaudited pro forma condensed combined financial information being prepared based on preliminary estimates of the net assets acquired and balances as of December 31, 2022, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of assets acquired and liabilities assumed as of the closing date of the transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, as well as other factors.

Unaudited Pro Forma Condensed Combined Financial Information
The consideration transferred and the fair value of assets acquired and liabilities assumed by Matador are as follows (in thousands):

Consideration	Allocation
Cash	$1,597,534
Fair value of contingent consideration at April 12, 2023	21,151
Total consideration given	$1,618,685

Allocation of purchase price
Current assets	$80,131
Oil and natural gas properties
Evaluated	1,347,087
Unproved and unevaluated	215,454
Midstream properties	63,644
Non-current assets	1,196

Current liabilities	(77,159)
Asset retirement obligations	(8,780)
Other liabilities	(2,888)
Net assets acquired	$1,618,685

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and natural gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant unobservable inputs included future commodity prices adjusted for differentials, projections of estimated quantities of recoverable reserves, forecasted production based on decline curve analysis, estimated timing and amount of future operating and development costs, and a weighted average cost of capital.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Matador. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Advance Acquisition. General descriptions of the pro forma adjustments are provided below.

Unaudited Pro Forma Condensed Combined Balance Sheet

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022:

(a)    Adjustment to remove assets and liabilities not acquired as part of the Advance Acquisition.

(b)    Adjustment to eliminate the historical book value of Advance’s assets and liabilities as of December 31, 2022 when the historical book value is different than the fair value on the date of the acquisition.
(c)    Adjustment to reflect the preliminary allocation of the estimated fair value of assets acquired in the Advance Acquisition and the adjustment to decrease the related asset retirement obligations, which was required to conform cost of abandonment and other key assumptions with those of Matador.

Unaudited Pro Forma Condensed Combined Financial Information
(d)    Adjustment to record consideration and changes in working capital for the Advance Acquisition, including cash and the new borrowings under the credit facility. Cash on hand of $447.5 million and $1.15 billion in new borrowings under the credit facility funded the Cash Consideration used in the Advance Acquisition, which was partially offset by $8.5 million of changes in working capital.
(e)    Reclassification to conform Advance’s assets and liabilities presentation to the presentation of assets and liabilities for Matador.
(f)    Adjustment to eliminate the payables and receivables between Matador and Advance as of December 31, 2022 related to joint interest in certain wells.
(g)    Adjustment to reflect the fair value of the Contingent Consideration.
(h)    Adjustment for the additional costs related to the increase in the elected commitment under the credit facility in order to finance the Advance Acquisition.

(i)     Adjustment to retained earnings to reflect the estimated nonrecurring transaction costs related to the Advance Acquisition that are expected to be incurred by Matador, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized.

Unaudited Pro Forma Condensed Combined Statements of Operations

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022:

(a)    Reclassification to conform Advance’s presentation of revenues to the presentation of revenues for Matador.
(b)    Reclassification to align the presentation of production taxes, transportation and processing expenses, operating lease expenses and net loss on impairment for Advance to the presentation by Matador.
(c)    Adjustment to remove Advance’s historical interest expense prior to the Advance Acquisition.
(d)    Adjustment to remove exploration and abandonment cost to align the presentation of such expenses by Advance with the full-cost method of accounting utilized by Matador.
(e)    Adjustment to reflect the estimated interest expense in the periods presented with respect to the incremental borrowings necessary to finance the Advance Acquisition. The interest rate utilized for the year ended December 31, 2022 was 3.98% for incremental borrowings of $1.15 billion. A one-eighth point change in interest rates as of December 31, 2022 would change interest expense by $2.9 million for the year ended December 31, 2022.
(f)    Adjustment to reflect the amortization of financing costs of $8.6 million related to the increase in the elected commitment under the credit facility in order to finance the Advance Acquisition. Deferred financing costs are amortized straight-line over approximately 58 months, which corresponds to the October 2026 maturity date of Matador’s credit facility.
(g)     Represents the estimated nonrecurring transaction costs related to the Advance Acquisition that are expected to be incurred by Matador, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized.
(h)    Represents additional depreciation, depletion, and amortization expense and accretion of asset retirement obligation expense resulting from the change in basis of property and equipment and asset retirement obligations, respectively, acquired as a result of the Advance Acquisition. The depletion adjustment was calculated using the unit-of-production method under the full-cost method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.

(i)    Adjustment to remove derivative gains and losses and inventory impairments that were related to derivatives and inventory, respectively, not acquired as part of the Advance Acquisition.

Unaudited Pro Forma Condensed Combined Financial Information
(j)     Adjustment to reflect the estimated incremental income tax expense that would have been recorded in the year ended December 31, 2022 if the Advance Acquisition had occurred on January 1, 2022 at Matador’s 2022 effective income tax rate of 24.75%. This effective tax rate represents the statutory federal income tax rate of 21% plus Matador’s apportioned state rate based upon the statutory Texas Margin tax rate of 0.75% and statutory New Mexico tax rate of 5.9%, which are the statutory rates in effect in those jurisdictions during 2022.

4.    Supplemental Unaudited Pro Forma Combined Oil and Natural Gas Reserves and Standardized Measure Information
The following tables set forth information with respect to the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2022 for Matador and Advance. Advance reserve information has been prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. The following unaudited pro forma combined proved reserve information is not necessarily indicative of the results that might have occurred had the Advance Acquisition taken place on January 1, 2022, nor is it intended to be a projection of future results. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Periodic revisions or removals of estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, changes in costs, technological advances, new geological or geophysical data, changes in business strategies, or other economic factors. Accordingly, proved reserve estimates may differ significantly from the quantities of oil and natural gas ultimately recovered. For both Matador and Advance the reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2022.

	As of December 31, 2022
	Matador	Advance	Pro Forma Combined
Estimated Proved Developed Reserves:
Oil (MBbl)	116,030	61,467	177,497
Natural gas (MMcf)	632,858	218,392	851,250
Total (MBOE)[1]	221,507	97,866	319,373
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	80,259	48,016	128,275
Natural gas (MMcf)	329,736	210,317	540,053
Total (MBOE)[1]	135,215	83,069	218,284
Estimated Proved Reserves:
Oil (MBbl)	196,289	109,483	305,772
Natural gas (MMcf)	962,594	428,709	1,391,303
Total (MBOE)[1]	356,722	180,935	537,657

_______________
(1)Natural gas is converted to oil equivalent using the ratio of one barrel of oil to six Mcf of natural gas.

The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved oil and natural gas reserves of Matador and of the properties acquired in the Advance Acquisition on a pro forma combined basis as of December 31, 2022. The Pro Forma Combined Standardized Measure shown below represents estimates only and should not be construed as the market value of either Advance’s oil and natural gas reserves or the acquired oil and natural gas reserves attributable to the Advance Acquisition. Future estimated income tax expense of Advance was calculated based on Matador’s tax assumptions as Advance was a limited liability company not subject to entity-level federal income taxation as of December 31, 2022 and 2021.

Unaudited Pro Forma Condensed Combined Financial Information

(in thousands)	As of December 31, 2022
	Matador	Advance	Pro Forma Combined
Oil and natural gas producing properties:
Future cash inflows	$24,952,118	$12,655,421	$37,607,539
Future production costs	(6,752,752)	(2,830,197)	(9,582,949)
Future development costs	(1,776,029)	(957,838)	(2,733,867)
Future income tax expense	(3,935,271)	(1,954,800)	(5,890,071)
Future net cash flows	12,488,066	6,912,586	19,400,652
10% annual discount factor	(5,504,863)	(3,366,319)	(8,871,182)
Standardized measure of discounted future net cash flows	$6,983,203	$3,546,267	$10,529,470

The following table sets forth the changes in the Standardized Measure of discounted future net cash flows attributable to estimated net proved oil and natural gas reserves of Matador and Advance on a pro forma combined basis for the year ending December 31, 2022. Future estimated income tax expense of Advance was calculated based on Matador’s tax assumptions as Advance was a limited liability company not subject to entity-level federal income taxation as of December 31, 2022 and 2021.

(in thousands)	As of December 31, 2022
	Matador	Advance	Pro Forma Combined
Oil and natural gas producing properties:
Balance, beginning of year	$4,375,425	$1,578,819	$5,954,244
Net change in sales and transfer prices in production (lifting) costs related to future production	4,046,504	669,447	4,715,951
Changes in estimated future development costs	(744,687)	(302,904)	(1,047,591)
Sales and transfers of oil and natural gas produced during the period	(2,466,440)	(611,470)	(3,077,910)
Net purchases of reserves in place	28,841	58,922	87,763
Net change due to extensions and discoveries	2,017,170	2,542,818	4,559,988
Net change due to revisions in estimates of reserves quantities	(8,576)	(531,527)	(540,103)
Previously estimated development costs incurred during the period	434,336	523,943	958,279
Accretion of discount	475,474	201,994	677,468
Other	1,982	(33,897)	(31,915)
Net change in income taxes	(1,176,826)	(549,638)	(1,726,464)
Standardized measure of discounted future net cash flows	$6,983,203	$3,546,507	$10,529,710